                                      Registration No. 333 --
As filed with the Securities and Exchange Commission on December 15, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               INTERSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                               13-3256265
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
incorporation or organization)

             537 Steamboat Road, Greenwich, CT 06830 (203) 629-1400

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Fred S. Zeidman, President, InterSystems, Inc.
          5120 Woodway, Suite 9029, Houston, Texas 77056 (713) 622-7710
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:
                             Clare J. Attura, Esq.,
                     537 Steamboat Road, Greenwich, CT 06830
                        (203) 629-1400 FAX (203) 629-1961

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Act, please check the following box and list the Act registration statement number of the earlier registration statement for the same offering. [ ]
             --------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                                          ------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                  Page 1 of 22 Pages; Exhibits begin on page 20

                         CALCULATION OF REGISTRATION FEE
Title of Each                     Proposed
Class of                          Maximum        Proposed
Securities        Amount          Offering       Maximum          Amount of
to be             to be           Price          Aggregate        Registration
Registered        Registered      Per Unit       Price            Fee
----------        ----------      --------       -----            ---
Common Stock    1,549,623(1)      $1.9375(2)      $3,002,394     $  909.82
Common Stock      450,000(1)      $1.9375(3)      $  871,875     $  264.20
Common Stock       60,000(1)      $1.9375(3)      $  116,250     $   35.23
Common Stock       50,000(1)      $1.9375(3)      $   96,875     $   29.36
Common Stock       35,424(1)      $1.9375(3)      $   68,634     $   20.80
Common Stock      150,000(1)      $1.9375(3)      $  290,625     $   88.07
Common Stock      295,500(1)      $2.75  (4)      $  812,625     $  246.25

Total           2,590,547                                        $1,593.73


(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Act"), this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c), the offering price with respect to the SGI Shares, the Directors Shares, the Settlement Shares and the Helm Shares is based upon the average of the high and low prices reported on the American Stock Exchange on December 9, 1997 (being within 5 business days prior to the date of the filing of this registration statement).

(3) The Offering Price per share is calculated pursuant to Rule 457(g).

(4) The Offering Price per share is calculated pursuant to Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                  Page 2 of 22 Pages; Exhibits begin on page 20

PROSPECTUS

                               INTERSYSTEMS, INC.



                        2,590,547 Shares of Common Stock


         This Prospectus relates to the offer and sale of 2,590,547 shares of common stock of InterSystems, Inc. (the "Company"), $.01 par value per share (the "Common Stock") identified herein as follows:

        168,000 (the "SGI Shares") sold by the Company in a private placement to Strategic Growth International, Inc. and two principals thereof;

        510,000 shares (the "SGI Warrant Shares") issuable upon the exercise of common stock purchase warrants granted to Strategic Growth International, Inc. and two principals thereof (the "SGI Warrants"). 30,000 SGI Warrants granted to each of the principals are exercisable at $1 3/8 per share, and 450,000 SGI Warrants granted to SGI are exercisable at $1 1/8 per share and expire on June 11, 2002;

        50,000 shares (the "FF Warrant Shares") issuable upon the exercise of common stock purchase warrants granted to Financial Federal Corporation (the "FF Warrants") as a fee for entering into a financing arrangement with the Company's subsidiary, Chemtrusion, Inc. The FF Warrants are exercisable at $1.00 per share and expire on July 15, 2002;

        150,000 shares (the "Private Placement Compensation Warrants Shares") issuable upon the exercise of common stock purchase warrants (the "Private Placement Compensation Warrants") granted to three executive officers of the Company as compensation for the placement of Units in connection with the Company's 1995-1996 private placement. The Private Placement Compensation Warrants are exercisable at $1.375 per share and expire October 29, 2001;

        150,000 shares (the "Compensation Warrants Shares") issuable upon the exercise of common stock purchase warrants (the "Compensation Warrants") granted to two executive officers of the Company in lieu of cash compensation. The Compensation Warrants are exercisable at $1.125 per share and expire July 11, 2000;

        295,500 shares (the "Conversion Shares") held by Helm Capital Group, Inc. ("Helm"), the holder of approximately 17% of the Company's outstanding common stock. The Conversion Shares are to be transferred by Helm to certain holders of outstanding promissory notes (the "Notes") issued by Helm's subsidiary, Mezzanine Financial Corp., upon conversion of the Notes in accordance with their terms;

        35,424 shares (the "Directors Shares") issuable to outside directors of the Company as directors' fees or issuable upon conversion of common stock purchase warrants issued to outside directors as directors' fees;

                  Page 3 of 22 Pages; Exhibits begin on page 20

         279,659 shares (the "Settlement Shares") issued to several creditors of the Company in settlement of indebtedness; and

         951,964 additional shares held by Helm (the "Helm Shares").

         The SGI Shares, the SGI Warrant Shares, the FF Warrant Shares, the Private Placement Compensation Shares, the Compensation Shares, the Conversion Shares, the Directors Shares, the Settlement Shares and the Helm Shares are hereinafter collectively referred to as the "Securities." The SGI Warrants, the FF Warrants, the Private Placement Compensation Warrants and the Compensation Warrants are hereinafter collectively referred to as the "Warrant Securities."

         The Securities being offered hereby are being offered to permit the sale of the Securities by the Selling Stockholders, the sale of the Conversion Shares by the holders thereof and the issuance of registered stock by the Company upon the exercise of the Warrants Securities. Additionally, the Securities offered by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, transferees or other successors in interest, on the AMEX (or such other exchange on which the Securities are listed at the time of sale) in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions.

         Additionally, this Prospectus has been prepared for use, with the prior consent of the Company, by certain holders of the Conversion Shares and the Warrant Securities who will acquire shares of Common Stock upon conversion and exercise, as the case may be, and who may wish to sell such shares in transactions in which they may (because of their relationship to the Company) be deemed to be underwriters within the meaning of the Act.

         This Prospectus also relates to such additional shares of Common Stock which may be issuable pursuant to the anti-dilution provisions of the Warrant Securities, which shares are being registered pursuant to Rule 416 promulgated under the Act.

         Other than proceeds equal to the aggregate exercise price of the Warrant Securities exercised, if any, the Company will not receive any proceeds from the sale of Common Stock offered hereby. The Company's Common Stock is presently listed on the AMEX under the symbol "II." The closing price for the Common Stock on the AMEX on December 9, 1997 was $1.9375.


                        SEE "SPECIAL CONSIDERATIONS" FOR
           CERTAIN MATTERS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         The date of this Prospectus is
                               December 15, 1997.
                  Page 4 of 22 Pages; Exhibits begin on page 20

No person is authorized in connection with the offering made by this Prospectus to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this Prospectus or any sale made under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                              AVAILABLE INFORMATION

InterSystems, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission ( the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549; and at the regional offices of the Commission at: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10001. Copies of such material can be obtained from the Public Reference Section of the Commission, in Washington, D.C. at prescribed rates. In addition, such reports and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. The Common Stock is listed on the American Stock Exchange, 86 Trinity Place, New York, N.Y. 10006, and reports, proxy and information statements and other information can be inspected at the offices of the Exchange.

The Company has filed a Registration Statement on Form S-3 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act with the Commission, covering the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

                             -----------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company (Commission File No. 1-9547) incorporates by reference into this Prospectus the following documents and portions of documents:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

2. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997.

3. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1997.

4. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1997.

5. The definitive Proxy Statement of the Company date July 15, 1997, relating to the 1997 Annual Meeting of Stockholders.

                  Page 5 of 22 Pages; Exhibits begin on page 20

6. All other reports filed pursuant to Section 13(a) or Section 15(d) of the 1934 Act since the date of this Prospectus.

7. A description of the Common Stock as set forth in Registration Statement Form 8-A filed with the Commission on February 2, 1987.

         All other reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all other documents incorporated by reference into the Registration Statement of which this Prospectus is a part, other than exhibits to those documents. Requests should be directed to Clare J. Attura, InterSystems, Inc., 537 Steamboat Road, Greenwich, CT 06830 (telephone: (203) 629-1400).

                             -----------------------

                                   THE COMPANY

         The Company's two principal lines of business consist of the operations of its wholly-owned subsidiary, InterSystems, Inc., a Nebraska corporation ("InterSystems Nebraska"), which designs, manufactures and sells specialized materials handling equipment, and the custom resin compounding operations conducted by its wholly-owned subsidiary, Chemtrusion, Inc. ("Chemtrusion"). For each of the two years ended December 31, 1996 and 1995, approximately 71% and 75%, respectively, of the Company's revenues were attributable to the business of InterSystems Nebraska and approximately 29% and 25%, respectively, of the Company's revenues were attributable to the business of Chemtrusion.

         InterSystems, Inc. was organized under the laws of the state of Delaware in 1984. As used herein, "Company" refers to InterSystems, Inc. and its subsidiaries, unless the context indicates otherwise. The Company's principal executive offices are located at 537 Steamboat Road, Greenwich, CT 06830 and its telephone number at that location is (203) 629-1400.

                             SPECIAL CONSIDERATIONS

         All prospective investors should consider carefully, among other things, the following factors before purchasing any securities offered hereby:

         HISTORICAL OPERATING LOSSES; LIMITED CAPITAL. The Company had revenues from continuing operations of $20,387,000 and $15,703,000,


                  Page 6 of 22 Pages; Exhibits begin on page 20 respectively, for the years ended December 31, 1996 and 1995. For these same periods, losses from continuing operations were ($399,000) and ($478,000), respectively. The total losses for the years ended December 31, 1996 and 1995 were ($2,319,000) and ($695,000), respectively. The loss from discontinued operations was ($1,920,000) in 1996 and ($217,000) in 1995 of which ($1,440,000)
was incurred in 1996 on the disposal of Tropical Systems, Inc., the Company's Miami-based subsidiary previously engaged in the sale and distribution of hurricane resistant doors and shutters.

         To date, 1997 has been a profitable year for the Company. The Company had net income of $645,000 for the first nine months of 1997, as compared to a net loss of ($854,000), of which ($730,000) is attributable to discontinued operations, for the comparable period in 1996.

         The recent history of losses subjects the Company and its subsidiaries to a number of risks, including limited access to capital, uncertain markets and competition. There can be no assurance that the Company's existing capital and cash flow from operations will be sufficient to meet its working capital needs, or the working capital needs of its subsidiaries, in the future, nor can there be any assurance that the Company will be continue to be profitable in the future.

         CONTROL BY HELM CAPITAL GROUP, INC. Helm Capital Group, Inc. ("Helm") currently owns approximately 17% of the Common Stock. Four officers and directors of Helm, who are also officers and directors of the Company, in the aggregate own approximately another 5% of the outstanding Common Stock. Such a concentration of effective voting power and control could serve to perpetuate management. The overlap of directors of the both companies creates inherent conflicts of interests, although the Company does have one independent director, Mr. William Lurie.

         In addition, Helm provides management services to the Company. The allocated expenses for such management services, based on certain formulas which management deems to be reasonable, amounted to $102,000 and $52,920 for 1996 and 1995. These expenses have continued during 1997, and are expected to continue in the future.

         RELIANCE ON KEY PERSONNEL. Mr. Scott Owens, President of Chemtrusion, is integral to the operation of that subsidiary, and at the present time the company does not have in place an assistant to Mr. Owens who could assume his responsibilities should Mr. Owens leave the employment of the Company or otherwise be unable to perform his duties, although the Company recently has hired supervisors at both the Houston and Indiana facilities of Chemtrusion.

         CUSTOMER DEPENDENCE. For each of the last two fiscal years, approximately 70% to 80% of total revenues of the compounding business were attributable to between eight and ten regular customers. Of these, two customers, one of which is Mytex Polymers, Inc., accounted for approximately 36% of total revenues of the compounding business for the year ended December 31, 1996. One other customer accounted for 77% of Chemtrusion's revenues in 1995. In addition, beginning in 1997, Mytex is expected to account for approximately one half of the Company's total revenues. The Company believes that the loss of either of these customers would have a material adverse effect on its business and revenues.

                  Page 7 of 22 Pages; Exhibits begin on page 20

         MARKET FOR THE COMMON STOCK; SHARES ELIGIBLE FOR FUTURE SALE. The Common Stock is currently traded on the American Stock Exchange. However, there is no assurance that an active trading market in the Common Stock will continue. Accordingly, no assurance can be given that a holder of the Common Stock will be able to sell the Common Stock in the future or as to the price at which the Common Stock might trade. The liquidity of the market will depend upon the number of holders thereof, the interest of the securities dealers in making a market in the Common Stock and other factors beyond the Company's control.

         As of December 2, 1997, there were 7,752,528 shares of Common Stock outstanding. In addition, approximately 525,000 shares of Common Stock and 65,000 warrants (with an exercise price of $3.50) are issuable upon conversion of outstanding debentures, 2,402,352 shares of Common Stock are issuable upon exercise of warrants that are outstanding or reserved for issuance at an average exercise price of $2.30, 500,000 shares of Common Stock are reserved for issuance under the Company's 1997 Stock Option Plan (414,000 of which are subject to currently outstanding options at an average exercise price of $2.125) and 540,000 shares of Common Stock are issuable upon the exercise of other outstanding options at an average exercise price of $2.25. In addition, the Company is contractually obligated to sell 168,000 shares of Common Stock and issue 510,000 warrants in a private placement. The shares of Common Stock and shares issuable upon conversion or exercise of other outstanding securities of the Company will be eligible for immediate resale in the public market without restriction. Future sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

         ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and By-Laws include provisions that may have the effect of delaying or preventing a change in control of the Company. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. As a result, the Board of Directors could, without stockholder approval, issue preferred stock with voting, liquidation preference, dividend and other rights superior to those of the Common Stock. The issuance of such preferred stock could adversely affect the voting power of holders of the Common Stock and could be used to prevent a third party from acquiring control of the Company. In addition, the Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three year terms, with the number of directors in each class to be as nearly equal as possible. The vote of two-thirds of the outstanding shares of stock entitled to vote on the matter is required to remove a director from office. A staggered board and the supermajority vote required for the removal of directors are additional factors which could make it more difficult for stockholders to change control of the Company.

         DIVIDEND POLICY. The Company has not paid any cash dividends during the past several years. The Company currently intends to retain all of its earnings to support the development of its business and does not anticipate paying any cash dividends for the foreseeable future. Furthermore, InterSystems Nebraska is a party to a credit and security agreement which prohibits the declaration or payment of cash dividends by InterSystems Nebraska. This prohibition has the practical effect or restricting the payment of dividends on the Company's common stock.

                  Page 8 of 22 Pages; Exhibits begin on page 20

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders hereby. It will receive the aggregate exercise price of the Warrant Securities, estimated to be approximately $1,013,750 if all the Warrant Securities are exercised. The Warrant Securities are being registered to provide the holders thereof with freely tradable Common Stock upon exercise. The Company does not know whether any of the SGI Warrants, FF Warrants or Private Placement Compensation Warrants will be exercised, and therefore has made no specific plans to utilize the proceeds, if any, from such exercise. If any SGI Warrants, FF Warrants or Private Placement Compensation Warrants are exercised, the Company intends to use the proceeds for general corporate purposes.



                [The rest of this page intentionally left blank.]


                  Page 9 of 22 Pages; Exhibits begin on page 20

                              SELLING STOCKHOLDERS

         The following table provides information as of December 1, 1997 with respect to the name of each Selling Stockholder (Column 1), the number and percentage of shares of Common Stock held by each Selling Stockholder prior to the offering, including shares which the Selling Stockholder has the right to acquire within 60 days (Column 2), the number of shares of Common Stock which are offered hereby (Column 3) and the number and percentage of shares of Common Stock which will be held by each Selling Stockholder after the offering, including shares which the Selling Stockholder has the right to acquire within 60 days (Column 4). Because the Selling Stockholders may sell all or a portion of their Common Stock offered hereby, and the fact that this offering is not being underwritten on a firm commitment basis, the amount of securities that may be owned after the offering assumes that the Selling Stockholders will offer and sell all of the Common Stock offered for sale hereby and not acquire any other securities issued by the Company.

                                  SHARES/%                SHARES                 SHARES/%
                                  BENEFICIALLY            OFFERED                BENEFICIALLY
                                  OWNED PRIOR TO          PURSUANT               OWNED AFTER
NAME                              OFFERING(1)             HERETO                 OFFERING
----                              --------------          ------                 --------
Helm Capital,                   1,261,921/16.3%          1,255,586                  6,035/*
Group, Inc. (2)

Herbert M                          731,549/8.8%            160,000             571,549/6.9%
Pearlman(3)

Fred Zeidman(4)                    680,000/8.2%             30,000             650,000/7.8%

David Lawi(5)                      504,847/5.9%            110,000             394,847/4.9%

Financial Federal                     50,000/*              50,000                       --
Corporation(6)

Mezzanine Financial                121,000/1.6%            121,000                       --
Fund, L.P.(7)

Professionals'                     109,000/1.4%            109,000                       --
Financial Services,
Inc.(8)

Richard Cooper(9)                   90,000/1.2%             90,000                       --

Stanley Altschuler(10)              90,000/1.2%             90,000                       --

Strategic Growth                   498,000/6.1%            498,000                       --
International,
Inc.(11)

                  Page 10 of 22 Pages; Exhibits begin on page 20

                           SELLING STOCKHOLDERS, Con't

                              SHARES/%             SHARES            SHARES/%
                              BENEFICIALLY         OFFERED         BENEFICIALLY
                              OWNED PRIOR          PURSUANT        OWNED AFTER
NAME                          TO OFFERING(1)       HERETO           OFFERING
----                          --------------       ------           --------
Daniel T. Murphy(12)            25,232/*          21,232               4,000/*

Dr. Dorrance Kelly               9,000/*           9,000(13)              --

Marcus Stephanides IRA           8,000/*           8,000(13)              --

Bobbi McClintick                 3,305/*           3,305(13)              --

Thomas Werblin                   8,122/*           8,122(13)              --

William Lurie                   20,000/*          20,000(14)              --

John Stiegltiz                  27,388/*          15,424(14)          11,964/*

--------------
* less than 1%

(1) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated. Also includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(2) Includes 295,500 Conversion Shares and 960,086 Helm Shares offered hereby, and 6,035 shares issuable upon exercise of Common Stock Purchase Warrants expiring December 31, 1999 and exercisable at $3.50 (the "Dividend Warrants").

(3) Mr. Pearlman is the Chairman of the Board of Directors of the Company. Includes 60,000 Private Placement Compensation Warrant Shares and 100,000 Compensation Warrant Shares, all of which are offered hereby. Also includes shares issuable upon exercise of Dividend Warrants (77,551), Common Stock Purchase Warrants expiring June 30, 2000 and exercisable at $1.50 per share (the "1995 Warrants") (45,000) and stock options (100,000), and upon conversion of Series A 10% Debentures (157,480).

(4) Mr. Zeidman is the President, Chief Executive Officer and a Director of the Company. His holdings include 30,000 Private Placement Compensation Warrant Shares, all of which are offered hereby. Also includes shares that are issuable upon exercise of 500,000 stock options and shares issuable upon exercise of 15,000 1995 Warrants.

(5) Mr. Lawi is Secretary and a Director of the Company, as well as Chairman of the Company's Executive Committee. Includes 60,000 Private Placement Compensation Warrant Shares and 50,000 Compensation Warrant Shares, all of which are offered hereby. Also includes shares issuable upon exercise of Dividend Warrants (73,875) and stock options (50,000), and upon conversion of Series A 10% Debentures (157,480).

(6) Includes 50,000 FF Shares offered hereby.

                 Page 11 of 22 Pages; Exhibits begin on page 20

(7) Includes 121,000 Settlement Shares offered hereby. Messrs. Pearlman, Lawi and Craig are officers and directors of the Fund's general partner, and Mr. Craig is president of the Fund.

(8) Includes 109,000 Settlement Shares offered hereby. Messrs. Pearlman, Lawi and Craig are officers and directors of PFS.

(9) Includes 60,000 SGI Shares and 30,000 SGI Warrant Shares offered hereby. Mr. Cooper is a principal of SGI.

(10) Includes 60,000 SGI Shares and 30,000 SGI Warrant Shares offered hereby. Mr. Altschuler is a principal of SGI.

(11) Includes 48,000 SGI Shares and 450,000 SGI Warrant Shares offered hereby.

(12) Includes 21,232 Settlement Shares offered hereby and 4,000 Dividend Warrants. Mr. Murphy is a director of the Company.

(13) Consists of Settlement Shares offered hereby.

(14) Consists of Directors Shares offered hereby.

                              PLAN OF DISTRIBUTION

      This Prospectus relates to the offer and sale of 168,000 SGI Shares, 510,000 SGI Warrant Shares, 50,000 FF Warrant Shares, 150,000 Private Placement Compensation Warrant Shares, 150,000 Compensation Warrant Shares, 295,500 Conversion shares, 35,424 Directors Shares, 279,659 Settlement Shares and 951,964 Helm Shares (the SGI Warrant Shares, the FF Warrant Shares, the Private Placement Compensation Warrant Shares and the Compensation Warrant Shares are hereinafter collectively referred to as the "Warrant Securities" ). From time to time, the Company may amend this Prospectus by Prospectus Supplements or post-effective amendments to the Registration Statement of which this Prospectus is a part, to offer shares of Common Stock issuable upon exercise of Warrant Securities or received as Conversion Shares by certain persons who may, by virtue of their relationship to the Company, be deemed to be underwriters within the meaning of the Act.

      The shares of Common Stock issuable upon exercise of the Warrant Securities or received as Conversion Shares will be issued and distributed by the Company pursuant to the terms and conditions of the Warrant Securities and the Notes, as the case may be. Such Common Stock is being registered pursuant to the Act pursuant to the Company's contractual obligation to the holders of the Warrant Securities and Notes and offered by the Company hereby to permit the issuance by the Company of registered stock upon the exercise of the Warrant Securities or conversion of the Notes in accordance with their respective terms. Additional shares of Common Stock may be issuable pursuant to the anti-dilution provisions of the Warrant Securities, which shares are being registered hereby pursuant to Rule 416 promulgated under the Act. If all of the SGI Warrants, FF Warrants, Private Placement Compensation Warrants and Compensation Warrants are exercised, the Company will receive aggregate cash proceeds estimated to be approximately $1,013,750. See "Use of Proceeds."

                 Page 12 of 22 Pages; Exhibits begin on page 20

      All remaining securities covered by this Prospectus are being offered for the accounts of the respective holders of the SGI Shares, the Conversion Shares, the Settlement Shares and the Helm Shares listed under the caption "Selling Stockholders." Consequently, the Company will not receive any of the proceeds from the sale of the SGI Shares, the Conversion Shares, the Settlement Shares and the Helm Shares offered hereby.

      The Securities may be sold from time to time by the Selling Stockholders, or by their pledgees, transferees or other successors in interest, on the American Stock Exchange (or such other exchange on which the Securities are listed at the time of sale), in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The Securities may be sold by various methods, including, but not limited to one or more of the following: (a) directly in a privately negotiated transaction, (b) a block trade in which the broker or dealer so engaged will attempt to sell Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (c) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this Prospectus,
(d) a transaction on the American Stock Exchange in accordance with the rules of such exchange, and (e) ordinary brokers transactions and transactions in which the broker solicits the purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Alternatively, the Selling Stockholder may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Stockholders and/or purchasers of Securities for whom they act as agents. In addition any of the Securities which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act"), or otherwise pursuant to an applicable exemption under the Act, may be sold other that pursuant to this Prospectus.

      The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Company will not receive any of the proceeds of the offering of the Securities hereunder for the account of the Selling Stockholders. See "Use of Proceeds."

      If required by law, at the time a particular offer of Securities is made, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the

                 Page 13 of 22 Pages; Exhibits begin on page 20

Commission to reflect the disclosure of additional information with respect to the distribution of the Securities.

      The Selling Stockholders have entered into indemnification agreements with the Company pursuant to which the Company will be indemnified against failure by the Selling Stockholders to deliver a Prospectus if required, as well as against certain civil liabilities, including liabilities under the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incurred in connection with any untrue (or alleged untrue) statement of a material fact or ommission of a material fact in this Registration Statement to the extent such liability relates to information supplied by the Selling Stockholder for inclusion in the Registration Statement or Prospectus.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, certain of the Selling Stockholders and any person participating in the distribution of the Securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Stockholders. All of the foregoing may affect the marketability of the Securities.

      In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualify for sale in such state, or unless an exemption from registration or qualification is available and complied with.

      The Company will pay all of the expenses incident to the registration and certain other expenses related to this offering of the Securities, other than underwriting commissions and discounts, normal commission expenses and brokerage fees, applicable transfer taxes and attorneys' fees of Selling Stockholders' counsel, which will be borne by the Selling Stockholders.

                                  LEGAL MATTERS

      Certain legal matters relating to the validity of the Common Stock being registered hereby have been passed upon for the Company by St. John & Wayne, L.L.C, Two Penn Plaza East, Newark, New Jersey 07105.

                                     EXPERTS

      The consolidated financial statements of the Company incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                 Page 14 of 22 Pages; Exhibits begin on page 20

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

                  The following table sets forth the estimated expenses of InterSystems, Inc. in connection with the distribution of the securities being registered pursuant to this Registration Statement.

                  Registration Fee.............................    $1,593.73
                  Legal Fees and Expenses......................     5,000.00
                  Blue Sky Fees and Expenses...................           -
                  Accounting Fees and Expenses.................     1,500.00
                  Transfer Agent's Fees and Expenses............          -
                  Printing and Engraving Expenses..............     1,000.00
                  Miscellaneous Expenses.......................       500.00
                                                                   ---------
                           TOTAL.................................  $9,593.73

Item 15. Indemnification of Directors and Officers.

                  Section 145(a) of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

                  Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director or officer of the corporation (including attorney's fees) acutally and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

                  Section 145(g) of the General Corporation Law provides in general that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

                 Page 15 of 22 Pages; Exhibits begin on page 20

                  Article Eighth of the Registrant's Certificate of Incorporation and Section Six of the Registrants's By-Laws give a director or officer the right to be indemnified by the Registrant to the fullest extent permitted under Delaware law.

Item 16: Exhibits

5.1      Opinion of St. John & Wayne, L.L.C., legal counsel to the Company *

23.1     Consent of BDO Seidman, LLP. *

23.2     Consent of St. John & Wayne, L.L.C.(included in Exhibit 5.1) *

24.1     Power of Attorney (included on Signature Page) *

--------------
*  filed herewith

Item 17. Undertakings

         The Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) [Not applicable];

         (ii) [Not applicable];

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the


                 Page 16 of 22 Pages; Exhibits begin on page 20 opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is therefore unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by a Director, Officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.


                 Page 17 of 22 Pages; Exhibits begin on page 20

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 10th day of December 1997.

                                           INTERSYSTEMS, INC.


                                           By:/s/ Fred S. Zeidman
                                              --------------------------------
                                              Fred S. Zeidman, President,
                                              Chief Executive Officer
                                              and Director
                                              (principal executive officer)


                                           By:/s/ Chris Mathers
                                              --------------------------------
                                              Wm. Chris Mathers
                                              Chief Financial and Accounting
                                              Officer
                                              (principal financial officer)

         Each person whose signature appears below constitutes and appoints Fred
S. Zeidman and Wm. Chris Mathers true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place an stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 1997.

Signature                                                  Title
---------                                                  -----

/s/ Walter M. Craig, Jr.                                  Director
--------------------------------
Walter M. Craig, Jr.



/s/ David S. Lawi                                         Director
--------------------------------
David S. Lawi

                 Page 18 of 22 Pages; Exhibits begin on page 20

/s/ William Lurie                                         Director
----------------------------
William Lurie




/s/ Daniel T. Murphy                                      Director
----------------------------
Daniel T. Murphy




/s/ Herbert M. Pearlman                                   Chairman of the Board of
----------------------------
Herbert M. Pearlman                                       Directors




/s/ John E. Stieglitz                                     Director
----------------------------
John E. Stieglitz




/s/ Fred S. Zeidman                                       President, Chief Executive
----------------------------
Fred S. Zeidman                                           Officer and Director

                 Page 19 of 22 Pages; Exhibits begin on page 20

                                EXHIBIT INDEX


5.1      Opinion of St. John & Wayne, L.L.C., legal counsel to the Company *

23.1     Consent of BDO Seidman, LLP. *

23.2     Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1) *

24.1     Power of Attorney (included on Signature Page) *